Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) made this 30th day of December, 2009, by and between James P. Wilson and Keith D. Spickelmier (referred to hereinafter singly as a "Seller" and collectively as the “Sellers”), on the one hand, and Golden Gate Homes, Inc., a Delaware corporation (“Purchaser), on the other hand, setting forth the terms and conditions upon which the Sellers will sell to Purchaser an aggregate of 123,210,688 shares (the “Shares”) of JK Acquisition Corp. (“JK Acquisition”) common stock (the “Common Stock”), personally owned by Sellers.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WITNESSETH:

WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, the number of Shares set forth opposite such Shareholder's name on Schedule I hereto, which Shares constitute approximately 96.5% of the outstanding shares of Common Stock; and

WHEREAS, Sellers and Purchaser desire to memorialize in writing the terms, provisions and conditions of the sale and purchase of the Shares and certain other matters relating thereto;

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein and other good and valuable consideration, the parties herewith agree as follows:

ARTICLE I
SALE OF SECURITIES

1.01         Sale.  Subject to the terms and conditions of this Agreement, each of the Sellers agree to sell to Purchaser, and Purchaser agree to purchase from each Seller, the number of Shares set forth opposite such Seller’s name on Schedule I hereto in consideration of the purchase price also set forth opposite such Seller’s name on Schedule I hereto (referred to hereinafter singly as a " Purchase Price" and collectively as the “Purchase Prices”).  This is a private transaction between the Sellers and Purchaser.  Upon delivery of the Purchase Price by Purchaser, Purchaser shall be deemed to have satisfied its obligations hereunder with respect to the payment of the Purchase Price, and Purchaser shall have no liability to either of Sellers, or any other person with respect to the making of such payment.

1.02         Pre-Closing Obligations.  (a) It is understood that all filings with the SEC are displayed on EDGAR and that those filing reveal all material information pertaining to JK Acquisition and that there have been no material changes in JK Acquisition and no changes in issued stock since the most recent filings, including, without limitation, JK Acquisition’s Current Report on Form 8-K filed near the end of December 2009 reporting on the conversion by Sellers of two convertible promissory notes made payable by JK Acquisition to them.  In addition, after signing this Agreement and prior to the Closing Date, in doing due diligence by the Purchaser, if material information is revealed that the Purchaser had not been previously made aware of that changes the structure and intent of this Agreement and the transaction, that the Sellers cannot correct, the Purchaser may cancel this Agreement.  The Purchaser will notify the Sellers of the subject of concern and its intention to cancel this Agreement, in writing in accordance with Section 6.09 hereof.

(b)           Immediately, upon the execution of this Agreement, Sellers will forward by overnight delivery, or by email, for review by the Purchaser, a due diligence package which will include copies of original documents of JK Acquisition which the Purchaser might request, including, but not limited to, articles, bylaws, minutes, contracts or agreements, if any, financial statements and shareholder list and any other documents that are available and requested by the Purchaser.

(c)           Purchaser will provide Sellers information as requested by the Sellers concerning the Purchaser, including information on its officers and directors.  Sellers may cancel this Agreement at any time prior to Closing contingent upon the return of any and all due diligence documentation provided by Sellers.

(d)           It is further agreed that if the full amounts of the Purchase Prices for the Shares  are not paid in full on or before January 15, 2010, unless an extension of time is agreed to in writing by both parties, the Sellers, may, at their discretion, cancel this Agreement.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS

The Sellers hereby represent, warrant and covenant to the Purchaser the following:

2.01         Organization.  JK Acquisition is a Delaware corporation duly organized, validly existing, and in good standing under the laws of that state, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the state of Delaware and all other states in which it conducts business.  All actions taken by the incorporators, directors and/or shareholders of JK Acquisition have been valid and in accordance with the laws of the state of Delaware.   JK Acquisition is a reporting company as described by the Securities and Exchange Commission (the SEC”).  JK Acquisition is currently quoted on the OTCBB.  After the purchase of the Shares, the Purchaser shall file the appropriate filings, if so required, disclosing the acquisition of the Shares by the Purchaser.

2.02         Capital.  The authorized capital stock of JK Acquisition consists of 600,000,000 shares of Common Stock, $0.0001 par value, of which exactly 127,697,882 shares of Common Stock are issued and outstanding, and 1,000,000 shares of Preferred Common Stock, $0.0001 par value, of which none are issued and outstanding.  All outstanding shares are fully paid and non-assessable, have not been issued in violation of the preemptive rights of any person, and are free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement.  At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating JK Acquisition to issue or to transfer from treasury any additional shares of its capital stock, except as follows (all convertible securities issued in the name of either Seller or anyone else being heretofore converted or cancelled in full):

(a)	JK Acquisition has outstanding Redeemable Common Stock Purchase Warrants to purchase an aggregate of 9,038,889 Shares at $15.00 per share.

None of the outstanding Shares of JK Acquisition are subject to any stock restriction agreements.  There are approximately five shareholders of record of JK Acquisition plus those in street name. All of such shareholders have valid title to such Shares and acquired their Shares in a lawful transaction and in accordance with Delaware corporate law and the applicable securities laws of the United States.

2.03         Financial Statements. JK Acquisition is a reporting company under SEC rules and audited financial statements can be found on EDGAR.

2.04         Filings with Government Agencies.  JK Acquisition is a reporting company and files annual and quarterly reports with the SEC and is current in all filings.  JK Acquisition has made all filings with the state of Delaware that might be required and is current in its filings and reporting to the State.  Upon the purchase of the Shares by the Purchaser, Purchaser will have the full responsibility for filing any and all documents required by the SEC, and/or any other government agency that may be required.  The Sellers will supply the Purchaser with all information that is currently available for JK Acquisition.  The Purchaser understands that the Sellers will have no responsibility whatsoever for any filings made by JK Acquisition in the future, either with the SEC, FINRA or with the State of Delaware, including, without limitation, an Annual Report on Form 10-K for the year ending December 31, 2009.

It is agreed that the Sellers will be responsible for all SEC filings required up to the time of Closing, but Sellers will not be responsible for JK Acquisition’s Annual Report on Form 10-K for the year ending December 31, 2009 except as specifically provided in Section 2.18 below.  The most recent Annual Report on Form 10K was filed for the period ending December 31, 2008.

2.05         Liabilities. It is understood and agreed that the purchase of the Common Stock is predicated on JK Acquisition not having any liabilities at Closing except as set forth in Schedule 5.04, and JK Acquisition will not, as of Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise that will not be paid at Closing. Except as provided in this Agreement, neither Seller is aware of any pending, threatened or asserted claims, lawsuits or contingencies involving JK Acquisition or its Shares. To the best of knowledge of the Sellers, there is no dispute of any kind between JK Acquisition and any third party, and no such dispute will exist at the Closing, and at the Closing, JK Acquisition will be free from any and all liabilities, liens, claims and/or commitments.

2.06         Tax Returns.  JK Acquisition has duly and timely filed all federal returns for the period ended December 31, 2008 that are required to be filed in any jurisdiction.  JK Acquisition is current with the State of Delaware Franchise tax.  As of Closing, there shall be no taxes of any kind due or owing.

2.07         Ability to Carry Out Obligations; Consents and Approvals.   Each of the Sellers has full capacity and the right, power, and authority to enter into, and perform his obligations under this Agreement.  The execution and delivery of this Agreement by each of the Sellers and the performance by each of the Sellers of his obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which JK Acquisition or any of its the officers and directors, or either of the Sellers is a party, or by which any of them may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause JK Acquisition (and/or assigns) to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of JK Acquisition or upon the shares of JK Acquisition to be acquired by the Purchaser.  There is no requirement applicable to JK Acquisition or Sellers to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory department, commission, board, bureau, agency, instrumentality, authority or other third party as a condition to the lawful consummation by the Sellers of the sale of the Shares pursuant to this Agreement and the resulting change of control of JK Acquisition, except that Sellers will be filing with the SEC Form 4’s and amendments to their respective Schedule 13D’s to disclose the sale of the Shares.

2.08         Contracts, Leases and Assets.  JK Acquisition is not a party to any contract, agreement or lease (unless such contract, agreement or lease has been assigned to another party) or JK Acquisition has been released from its obligations thereunder, other than the normal contract with the Transfer Agent.  No person holds a power of attorney from JK Acquisition or the Sellers.  At the Closing, JK Acquisition will have no assets or liabilities other than those reflected on Schedule 5.04 hereto.

2.09         Compliance with Laws.  To the best of knowledge of the Sellers, JK Acquisition has complied in all material respects with, and is not in violation of any, federal, state, or local statute, law, and/or regulation pertaining.  To the best of the knowledge of the Sellers, JK Acquisition has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.  At the time that JK Acquisition sold Shares to the Sellers, JK Acquisition was entitled to use the exemptions provided by the Securities Act of 1933, as amended (the “Act) relative to the sale of its Shares.  The Shares being sold herein are being sold in a private transaction between the Sellers and the Purchaser, and the Sellers make no representation as to whether the Shares are subject to trading restrictions under the Act and rules thereunder.

2.10         Litigation.  To the best of the knowledge of the Sellers, JK Acquisition is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Sellers, there is no basis for any such action or proceeding and no such action or proceeding is threatened against JK Acquisition.  JK Acquisition is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.11         Conduct of Business.  Prior to the Closing, JK Acquisition shall conduct its business in the normal course, and shall not (without the prior written approval of Purchaser) (i) sell, pledge, or assign any assets, (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities (iv) incur any liabilities not in the ordinary course of business, (v) acquire or dispose of any assets, or enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction not in the ordinary course of business.

2.12         Corporate Documents.  Each of the following documents, which shall be true, complete and correct in all material respects, will be submitted at the Closing:

(i)	Certificate of Incorporation (certified copy, dated as of a recent date) and all amendments thereto;
(ii)	Bylaws and all amendments thereto;
(iii)	Minutes and Consents of Shareholders, if any;

(iv)	Minutes and Consents of the board of directors;
(v)	List of officers and directors;
(vi)	Certificate of Good Standing from the Secretary of State of Delaware, dated as of a recent date.
(vii)	Current Shareholder list from the transfer agent of JK Acquisition, and stock register and stock certificate records, if any, of JK Acquisition;

2.13         Closing Documents.  All minutes, consents or other documents pertaining to JK Acquisition to be delivered at the Closing shall be valid and in accordance with the laws of Delaware.

2.14         Title.   Each Seller has good and marketable title to all of the Shares being sold by him to the Purchaser pursuant to this Agreement.  The Shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws.  None of the Shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such Shares.  Neither of the Sellers is a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by Purchaser (and/or assigns) impair, restrict or delay voting rights with respect to the Shares.

2.15         Transfer of Shares.  The Sellers will have the responsibility for sending all certificates representing the shares being purchased, along with the proper Stock Powers with Signature Guarantees acceptable to the Transfer Agent for delivery to the Purchaser.

The Purchaser will have the responsibility of sending the certificates, along with stock powers to the transfer agent for JK Acquisition to have the certificates changed into its name and the Purchaser shall be responsible for all costs involved in such changes and in mailing new certificates to it.

2.16         Commissions.  Sellers, on the one hand, and Purchasers, on the other hand, each represent and warrant to the other that no broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation.

2.17         Representations.  All representations shall be true as of the Closing and all such representations shall survive the Closing.

2.18         Covenants of Sellers.  Sellers hereby covenant that they will provide the Purchaser with assistance in the preparation of the disclosure for the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section required for JK Acquisition's Annual Report on Form 10-K for the year ending December 31, 2009, and will make themselves available to answer questions relating to the preparation of the remaining sections of such Annual Report on Form 10-K.

ARTICLE III
CLOSING

3.01         Closing for the Purchase of Common Stock.  The Closing (the “Closing”) of this transaction for the Shares of Common Stock being purchased will occur when all of the documents and consideration described in Paragraphs 2.12 above and in 3.02 below, have been delivered, or other arrangements made and agreed to.

3.02         Documents and Payments to be Delivered at Closing of the Common Stock Purchase.  As part of the Closing of the purchase of the Shares, those documents listed in 2.12 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

(a)           By the Sellers:

(i)            stock certificate or certificates, along with stock powers with signature guarantees acceptable to the transfer agent of JK Acquisition, representing all of the Sellers’ shares, endorsed in favor of the name or names as designated by Purchaser or left blank;

(ii)           resignation letters of all officers of JK Acquisition and a resignation letter of James P. Wilson from his seat on JK Acquisition’s Board of Directors;

(iii)          the appointment of a new President, Secretary and Treasurer of JK Acquisition, as designated by Purchaser, by JK Acquisition’s Board of Directors. Purchaser will provide the Sellers the resolution of the new appointments before the Closing;

(iv)          the appointment of a new director of JK Acquisition as designated by  the Purchaser to fill the vacancy created by the resignation of James P. Wilson from his seat on  the same.  Keith D. Spickelmier agrees to continue to serve as a director of JK Acquisition until JK Acquisition is able to comply with Section 14(f) of and Rule 14f-1 under the Securities Exchange Act of 1934 in connection with the re-composition of JK Acquisition’s Board of Directors.  Purchaser agrees to use its best reasonable efforts to comply with the preceding Section and Rule as soon as possible after the Closing, consistent with other corporate objectives, such as changing JK Acquisition’s corporate name and effecting a reverse stock split.  Keith D. Spickelmier agrees to resign from JK Acquisition’s Board of Directors after the completion of such compliance;

(v)           the approval of the sale and purchase of the Shares of Common Stock sold and purchased pursuant hereto by JK Acquisition’s Board of Directors for purposes of Section 203 of the Delaware General Corporation Law;

(vi)          true and correct copies of all of the business and corporate records of JK Acquisition, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings or consents, financial statements, shareholder listings, stock transfer records, agreements and contracts that exist; and

(vii)         such other documents of JK Acquisition as may be reasonably required by Purchaser, if available.

(b)           By Purchaser:

(i)            wire transfer to Sellers of the full payment of the Purchase Prices for the Shares being purchased.

ARTICLE IV
INVESTMENT INTENT

4.01         Transfer Restrictions.  Purchaser (and/or its assigns) agrees that the securities being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (“Transfer”) only pursuant to an effective registration statement under the Act , or pursuant to an exemption from registration under the Act.

4.02         Investment Intent.  The Purchaser is acquiring the Shares for its own account for investment, and not with a view toward distribution thereof.

4.03         No Advertisement.  The Purchaser acknowledges that the Shares have been offered to it in direct communication between it and Sellers, and not through any advertisement of any kind.

4.04         Knowledge and Experience.  (a) The Purchaser acknowledges that it has been encouraged to seek its own legal and financial counsel to assist it in evaluating this purchase. The Purchaser acknowledges that Sellers have given it and its counselors access to all information relating to JK Acquisition’s business that they or any one of them have requested. The Purchaser acknowledges that it has sufficient business and financial experience, and knowledge concerning the affairs and conditions of JK Acquisition so that it can make a reasoned decision as to this purchase of the Shares and is capable of evaluating the merits and risks of this purchase.

4.05         Restrictions on Transferability.  The Purchaser is aware of the restrictions of transferability of the Shares and further understands the certificates shall bear the following legend.

(a) THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN SECTIONS 4(1) AND 4(2) AND REGULATION D UNDER THE ACT. AS SUCH, THE PURCHASE OF THIS SECURITY WAS MADE WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW FOR DISTRIBUTION. THEREFORE, ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(b) The Purchaser understands that the Shares may only be disposed of pursuant to either (i) an effective registration statement under the Act, or (ii) an exemption from the registration requirements of the Act.

(c) JK Acquisition and/or Sellers has neither filed such a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future for the shares being purchased, and in the absence of such a registration statement or exemption, the Purchaser may have to hold the Shares indefinitely and may be unable to liquidate them in case of an emergency.

ARTICLE V
REMEDIES

5.01         Arbitration.  Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in accordance with the Rules of the U.S. Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

5.02         Termination.  In addition to any other remedies, the Purchaser may terminate this Agreement, if at the Closing, the Sellers have failed to comply with all material terms of this Agreement, have failed to supply any documents required by this Agreement unless they do not exist, or have failed to disclose any material facts which could have a substantial effect on any part of this transaction.

5.03         General Indemnification.   From and after the Closing, Sellers, on the one hand, and Purchaser, on the other hand, agree to indemnify the other against all actual losses, damages and expenses caused by (i) any material breach of this Agreement by the indemnifying party or any material misrepresentation contained herein made by the indemnifying party, or (ii) any misstatement by the indemnifying party of a material fact or omission by the indemnifying party to state a material fact required to be stated herein or necessary to make the statements herein not misleading.
5.04         Sellers’ Special Indemnification.   From and after the Closing, Sellers agree to indemnify Purchaser against all actual losses, damages and expenses caused by any of the matters described on Schedule 5.04 hereto.

5.05         Indemnification Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VI
MISCELLANEOUS

6.01         Captions and Headings.  The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02         No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03         Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04         Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

6.05         Entire Agreement.  This Agreement, including any and all attachments hereto, if any, contain the entire Agreement and understanding between the parties hereto, and supersede all prior agreements and understandings.

6.06         Partial Invalidity.  In the event that any condition, covenant or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of this Agreement. If such condition, covenant or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed to remain valid to the extent permitted by law.

6.07         [INTENTIONALLY OMITTED]

6.09         Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures will be acceptable to all parties.

6.09         Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed.  For purposes of this Agreement, the addresses of the parties hereto shall be the addresses as set forth on the signature pages of this Agreement until a party subsequently notifies all other parties in writing of a change of address.

6.10         Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

6.11         Effect of Closing.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement.

6.12         Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written.

"SELLERS"		"PURCHASER"

Golden Gate Homes, Inc.,
a Delaware corporation

By:
James P. Wilson
Name Printed:

Title:
Address:	2777 Allen Parkway, Suite 850
	Houston, Texas 77019	Address:	855 Bordeaux Way, Suite 200
Napa, California 94558

Keith D. Spickelmier

Address:	#2 Pinehill
Houston, Texas 77019

SCHEDULE I

Name of Seller	Number of Shares to be Sold	Purchase Price to be Received

James P. Wilson	67,738,379	$171,875

Keith D. Spickelmier	55,472,309	$140,625